Exhibit 99.15

Dear Fellow HomeStreet Shareholder:

HomeStreet, Inc. has released its proxy materials for its 2018 annual meeting of shareholders, which is scheduled for May 24, 2018. Blue Lion Capital is one of HomeStreet’s largest investors, owning approximately 6% of the stock.

We intend to solicit proxies to vote AGAINST two of HomeStreet’s director nominees, Scott Boggs and Douglas Smith.  We believe there are critical failures of accountability and governance that you should factor into your vote. As a result, we urge you NOT to vote on the company’s proxy card until you receive our definitive proxy materials, which we intend to mail within the next ten days.

HomeStreet re-nominated Scott Boggs and Douglas Smith despite both having served on the Company’s audit committee while the Company violated accounting rules, violated securities laws and impeded an SEC investigation into its accounting practices.  The Company was fined $500,000 for its actions by the SEC in 2017.  In last year’s proxy, the Company attempted to justify the re-nomination of another member of this same audit committee by stating “the agreed upon SEC penalty of $500,000 was immaterial to the Company based on our 2016 operating results”.  Further, HomeStreet pled with shareholders not to be “unfair and scapegoat” the director.  A breakdown in oversight and corporate governance is anything but “unfair or scapegoating”.  We believe Mr. Boggs and Mr. Smith should be held accountable for these failures, and others that we will described in more detail.

Our materials will be in your mailbox shortly.  In the meantime, if you have any questions, I would be pleased to answer them. You can reach me at the number and email address below.

Sincerely,

Justin Hughes
214-855-2430
justin@bluelioncap.com

Important Information

This filing is not a solicitation of a proxy from any security holder of HomeStreet, Inc. (the “Company” or “HomeStreet”).  Blue Lion Opportunity Master Fund, L.P. and the other participants identified below (“BLC”) have filed a preliminary proxy statement and proxy card with the Securities and Exchange Commission (“SEC”), as BLC intends to solicit shareholders of the Company to vote "AGAINST" the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote "AGAINST" the approval on an advisory (non-binding) basis of the compensation of the Company's named executive officers, at the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”).  Blue Lion Opportunity Master Fund, L.P. will file a definitive proxy statement, proxy card and related proxy materials with the SEC.  Shareholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about BLC, the proposals being voted on at the Annual Meeting, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card (when available) and other documents filed with the SEC by BLC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed with the SEC by BLC may also be obtained free of charge from BLC, upon request.

Participants in Solicitation

The following persons may be deemed to be participants in the planned solicitation from the Company’s shareholders of proxies to vote "AGAINST" the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote "AGAINST" the approval on an advisory (non-binding) basis of the compensation of the Company's named executive officers (the “Participants”): Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the Participants and their interests may be found in the preliminary proxy statement the Participants filed with the SEC on April 13, 2018, which is incorporated herein by reference.

IT’S IMPORTANT FOR YOU TO VOTE “AGAINST” BOTH NOMINEES.  A “WITHHOLD” vote or an “ABSTAIN” vote cast on the Company’s proxy card does not have the same effect as casting an “AGAINST” vote.  Shareholders wishing to express their disappointment with longstanding and ineffective board members, Scott Boggs and Douglas Smith, must be sure to vote “AGAINST” these two nominees.

Who Should Stockholders Contact for More Information?

Blue Lion has retained Alliance Advisors as its proxy solicitor.  If you have any questions or need further assistance, please contact Alliance Advisors at the phone numbers or email listed below:

Alliance Advisors LLC
200 Broadacres Drive, 3rd floor
Bloomfield, NJ 07003
 Toll Free: 1- 833-786-5516
Email: info@allianceadvisorsllc.com

Please wait until you receive Blue Lion’s proxy materials and the BLUE proxy card before you cast your vote in connection with the 2018 Annual Meeting.

IMPORTANT

If your shares are held in street name only, your bank or broker can vote your shares only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them NOT to vote at this time.

If you have any questions or need further assistance, please contact Alliance Advisors at 833.786.5516.